EXHIBIT 3.17

LIMITED PARTNERSHIP AGREEMENT
Matrix Permian Limited Partnership, LP
A TEXAS
LIMITED PARTNERSHIP

          THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) is entered into as of this 11th day of July, 2011, by and among Matrix Partnership Management Corporation, a California Corporation, having an office at 104 W. Anapamu Street Suite C, Santa Barbara, Texas as General Partner and the parties executing this Agreement as Limited Partners as provided in Article One (“Limited Partners” or individually, a “Limited Partner”).

          Intending to form a limited partnership (the “Partnership”) under the Texas Business Organizations Code (the “TBOC”), the General Partner and the Limited Partners (collectively the “Partners”) agree as follows:

ARTICLE ONE
PARTNERSHIP ORGANIZATION

          Section 1.1 Partnership Name.

The name of the Partnership will be Matrix Permian Investments LP and the Partnership will do business, execute contracts, and hold property in that name. The Partnership may also do business under such fictitious names as the General Partner may from time to time determine.

          Section 1.2 Partnership Formation.

               (a) Signature Pages. Intending to be bound by the terms of this Agreement each Limited Partner has signed and dated a Limited Partner Signature Page and Power of Attorney (“Signature Page”) setting forth the amount of cash or other property contributed by each. The name, address, and contribution of each of the Partners appear on Schedule A, which is attached to this Agreement and incorporated herein by reference.

               (b) Certificate of Limited Partnership. As soon as practicable after execution of this Agreement by all of the Partners, the General Partner will execute, acknowledge, and cause to be filed with the Texas Secretary of State a Certificate of Limited Partnership (“Certificate”) as required by the TBOC.

          Section 1.3 Office and Agent for Service of Process.

          The Partnership will continuously maintain an office and agent for service of process in the State of Texas as required by the TBOC. The initial office will be located at 218 W. Illinois Avenue, Suite 100, Midland Texas 79701 and the initial agent will be Johnny Jordan, as set forth in the Certificate. The office and agent may be changed from time to time by the General Partner.

ARTICLE TWO
TERM AND PURPOSE

          Section 2.1 Term of Partnership.

          The term of the Partnership will commence on the filing of the Certificate with the Texas Secretary of State. The Partnership will terminate on December 31, 2031 (the “Termination Date”) unless the Partners elect to continue its existence as provided in Article Eight.

          Section 2.2 Objects and Purposes.

          The Partnership is formed for and will have the power to accomplish the following objects and purposes:

               (a) Specifically, to own, manage and control various oil and gas properties. These oil and gas producing properties are more particularly described on Schedule B.

               (b) In general, to do and perform everything necessary, advisable, suitable or proper for the conduct of the Partnership’s business and for carrying out the purposes and objects enumerated above.

ARTICLE THREE
CAPITAL CONTRIBUTIONS

          Section 3.1 Initial Capital Contributions.

          Concurrently with the execution and delivery of this Agreement, each Partner has made an initial capital contribution to the Partnership as set forth on Schedule A.

          Section 3.2 Percentage Interest Defined.

          In return for his, her, or its initial capital contribution, each Partner has received the percentage interest in the Partnership set forth on Schedule A. As used in this Agreement, “Percentage Interest” means the percentage shown on Schedule A, as adjusted from time to time pursuant to the terms of this Agreement.

          Section 3.3 Capital Accounts.

          The Partnership will establish and maintain for each Partner an individual capital account (“Capital Account”), the accounting for which will be in accordance with section 1.704-1(b)(2)(iv) of the Internal Revenue Service Regulations (the “Regulations”). [26 C.F.R. § 1.704-1(b)(2)(iv)] If a Partner assigns his, her, or its interest in the Partnership, the Partner’s Capital Account will carry over to the transferee as required by section 1.704-1(b)(2)(iv)(1)of the Regulations.[26C.F.R.§ 1.704-1(b)(2)(iv)(1)]

          Section 3.4 Additional Capital Contributions.

          No Partner will be required to contribute additional capital to the Partnership. In the event the General Partner determines additional capital is necessary or desirable in conduct of the Partnership business, they will so notify the Partners in writing, stating the amount of capital proposed to be raised. Each Partner will have the right to contribute a share of the capital in proportion to his, her, or its Percentage Interest. The General Partner will make up the difference from any non-contributing Partner. Any non-contributing Partner will be required to pay the General Partner one hundred and seventy-five percent (175%) of the additional capital contributed by the General Partner from that non-contributing Partner’s distributions.

          Section 3.5 Interest on Capital Contributions.

           Partner is entitled to receive interest on his, her, or its capital contributions.

ARTICLE FOUR
PARTNERS

          Section 4.1 Limited Liability.

          Except as specifically provided in this Agreement or by law, Limited Partners have no liability beyond their investment in the Partnership for any debts or obligations of the Partnership.

          Section 4.2 Additional Limited Partners.

          Additional Limited Partners may be admitted to the Partnership only on approval of the General Partner and a majority of the Percentage Interests held by Limited Partners. The terms of admission must also be approved by a majority of Percentage Interests held by Limited Partners. Notwithstanding this provision, substituted Limited Partners may only be admitted pursuant to the terms of Article Seven.

          Section 4.3 Loans to the Partnership.

          Any loans or additional contributions made to the Partnership (whether from Partners or others) will be repayable by the Partnership on terms determined by the General Partner to be reasonable. Loans may bear reasonable interest and will constitute obligations of the Partnership prior to the capital interests of the Partners, whether on termination or otherwise.

          Section 4.4 Voting Rights.

          The business of the Partnership will be managed by the General Partner, and the Limited Partners will have no right to vote or participate in the affairs of the Partnership except as specifically provided. in this Agreement.

               (a) Actions Requiring Unanimous Approval. The unanimous vote or written consent of all Partners will be required to:

                    (i) increase the required contribution of a Partner;

                    (ii) compromise a Partner’s obligation to make a required contribution or return an improper distribution;

                    (iii) alter the Percentage Interest of a Partner or the priority of a Partner as to distributions, except as provided in this Agreement; and

                    (iv) amend this Agreement so as to alter, directly or indirectly, the actions requiring unanimous approval of Partners.

               (b) Actions Requiring More than Majority Vote. The vote or written consent of Limited Partners holding at least sixty percent (60%)] of the Percentage Interests then held by Limited Partners is required to: (i) remove a general partner; or (ii) admit a new general partner; or (iii) elect to continue the Partnership after a general partner ceases to be a general partner where there is no remaining or surviving general partner.

               (c) Actions Requiring Majority Vote. The vote or written consent of Limited Partners holding at least a majority of the Percentage Interests then held by Limited Partners is required to approve:

                    (i) the dissolution and winding up of the Partnership as provided in Article Eight;

                    (ii) the merger of the Partnership or the sale, exchange, lease, transfer, mortgage, pledge, or encumbrance of all or a substantial portion of its assets other than in the ordinary course of business;

                    (iii) the incurrence of indebtedness other than in the ordinary course of its business;

                    (iv) a change in the nature of the business of the Partnership; and

                    (v) transactions in which the General Partner has an actual or potential conflict of interest with the Limited Partners or, the Partnership.

               (d) Rights Not Exclusive. The voting rights provided in this Section 4.4 are not intended to be exclusive and are in addition to other voting and approval rights found elsewhere in this Agreement.

          Section 4.5 Meetings.

               (a) Date, Place, and Time. Meetings may be held at such place and time as the General Partner may determine but not less than annually. Written minutes of meetings will be recorded and made available for inspection at the Partnership office.

               (b) Call. Except as otherwise provided in the TBOC meetings may be called at any time by the General Partner or Limited Partners holding, in the aggregate, at least ten percent (10%) of the Percentage Interests. On written request to the General Partner by Limited Partners entitled to call a meeting, the General Partner must immediately give notice of the meeting as provided in subsection (c) of this Section 4.5. If notice is not so given within 20 days of the call, the Partners calling the meeting may give the notice.

               (c) Notice. Written notice of meetings must be provided to each Partner not less than 10 or more than 60 days before the date of the meeting. The notice must specify the time, place, date, and hour of the meeting and the general nature of the business to be conducted. No business, except that approved by unanimous consent of Partners, will be valid unless the general nature of that business is specified in the notice. Notice must be given personally, or by first class mail, Federal Express, UPS. (overnight or second-day air), or other delivery service of similar reliability. Notice will be deemed delivered when properly posted or delivered, charges prepaid, to the carrier.

               (d) Quorum. The presence at a meeting, in person or by proxy, of Partners holding a majority of Percentage Interests will constitute a quorum for the transaction of business. Partners present at a meeting at which a quorum is present may continue to transact business, notwithstanding the loss of a quorum, if Partners holding at least a majority of Percentage Interests approve the actions taken.

               (e) Waiver of Notice and Consent. The actions taken at a meeting, however called and noticed and wherever held, will have the same validity as if taken at a meeting properly called, noticed, and held, if a quorum is present in person or by proxy, and if, either before or after the meeting, each Partner entitled to vote, who was not present in person or by proxy, signs a written waiver of notice and consent, or otherwise approves in writing, the holding of the meeting and the actions taken. All such waivers must be filed with the Partnership records and be made a part of the minutes of the meeting.

               (f) Attendance as Waiver. Attendance at a meeting constitutes waiver of notice of that meeting, except when the Partner objects to the transaction of business at the beginning of the meeting because the meeting is not lawfully called, noticed, or held; and except that attendance at a meeting does not constitute a waiver of the right to object to the transaction of business not specified in the notice of meeting, if that objection is expressly made at the meeting.

               (g) Attendance by Telephone. Partners may participate in any meeting by conference telephone or similar communications medium that permits all Partners participating to hear one another at the same time. A Partner so participating is deemed present at the meeting.

               (h) Proxies. Any Partner entitled to vote on any matter may, by written proxy, appoint one or more agents to vote in his, her, or its place. Proxies must be executed by the appointing Partner, either personally or by attorney- in-fact, and be filed with the General Partner.

          Section 4.6 Action by Written Consent.

          Any action that may be taken at a meeting may be taken without a meeting if a consent, in writing, setting forth the action so taken, is signed and delivered to the Partnership by Partners holding not less than the minimum voting power required to authorize or approve the action taken. Whenever Limited Partners are requested to consent on a matter without a meeting, each Partner must be given notice in the manner prescribed in subsection (c) of Section 4.5. If the General Partner, or Limited Partners holding more than 10 percent (10%) of the Percentage Interests then held by Limited Partners, requests a meeting for the purpose of discussing or voting on the matter, notice of meeting must be given as prescribed in subsection (c) of Section 4.5 and no action may be taken until the meeting is held. Unless delayed in accordance with the provisions of the preceding sentence, any action taken without a meeting will be effective 15 days after the required minimum number of votes has been exercised in favor of the action; however, the action will be effective immediately if all General Partner and Limited Partners representing at least 90 percent (90%) of the Percentage Interests of Limited Partners have signed the consent. All such consents must be delivered to the General Partner and be made a part of the Partnership records.

ARTICLE FIVE
PARTNERSHIP MANAGEMENT

          Section 5.1 Role of General Partner.

          The Partnership will be managed exclusively by the General Partner. Except for actions as to which the approval of Limited Partners is expressly required by this Agreement or by law, the General Partner will have complete discretion and authority over the property and assets of the Partnership and the conduct of its business.

          Section 5.2 Authority as Agents.

          Any General Partner, acting alone, is authorized to endorse for deposit only, checks, drafts, and evidences of indebtedness in favor of the Partnership.

          Section 5.3 Conclusive Evidence of Authority.

          Any contract, document, or instrument of whatever description may be relied on by a person when duly executed on behalf of the Partnership by the General Partner, and in no event may a contract, document, or instrument be invalidated for lack of authority in the absence of actual knowledge on the part of the person asserting reliance that the General Partner or Partners lacked actual authority to execute the same.

          Section 5.4 Transactions Between Partnership and General Partner.

          Notwithstanding that it may constitute a conflict of interest, unless otherwise specifically prohibited by this Agreement, the General Partner and its affiliates may enter into transactions with the Partnership (including, but not limited, to the purchase, sale, or lease of property, contracts of employment, and contracts or the provision of services), provided that:

               (a) Any such transactions are fair and reasonable to the Partnership, giving due regard to terms generally negotiated in similar transactions entered into at arm’s length; and

               (b) Limited Partners disinterested other than as Limited Partners and holding at least a majority of the Percentage Interests then held by Limited Partners approve the transaction.

          Section 5.5 Payments to General Partner.

          Except as provided in Section 5.4, the General Partner is entitled to receive the following payments only:

               (a) Management Fee. The General Partner will be entitled to a monthly management fee of Six Hundred Twenty-Five Dollars ($625.00) per active well (8/8th interest) prorated to the Partnership’s interest per active well. The management fee may be changed from time to time by affirmative vote of a majority of the General Partner and a majority of the Percentage Interests held by Limited Partners.

               (b) Reimbursement for Costs. The Partnership will reimburse the General Partner for the actual cost of goods, materials and outside services provided to, acquired for, or contracted for the benefit of the Partnership. The Partnership will also pay or reimburse the General Partner for organizational expenses incurred to form the Partnership, including but not limited to legal and accounting fees and costs.

          Section 5.6 Power of Attorney.

          Each Limited Partner appoints the General Partner, with full power of substitution, his, her, or its true and lawful attorney-in-fact, with full power and authority in his, her, or its name, place and stead to execute, acknowledge and verify any and all documents relating to such Limited Partner’s participation in the Partnership, including by way of illustration but not limitation, the following:

               (a) The Certificate and any amendments thereto;

               (b) Any instrument or document that may be required to effect the continuation of the Partnership, the admission of an additional or substituted Limited Partner, or the dissolution and termination of the Partnership (provided that the admission, continuation, or dissolution and termination are duly approved in accordance with the terms of this Agreement), or to reflect any reduction in amount of a Partner’s capital account.

          This power of attorney is coupled with an interest, is irrevocable, and will survive the death or incapacity of the Limited Partner granting the same. The General Partner may exercise the power of attorney on behalf of each Limited Partner by signature of the General Partner as attorney-in-fact for all of the Limited Partners.

          Section 5.7 Record Requirements and Inspection Rights.

               (a) Partnership Records. The General Partner will keep the following documents at the Partnership office:

                    (i) A current list of the full name and last known business or residence address of each Partner, together with the contribution and share in profits and losses of each Partner;

                    (ii) A copy of the certificate of limited partnership and all certificates of amendment, and executed copies of any powers of attorney pursuant to which any certificate has been executed;

                    (iii) Copies of the Partnership’s federal, state and local income tax or information returns and reports, if any, for the 6 most recent taxable years;

                    (iv) Copies of the original Agreement and all amendments to the Agreement;

                    (v) Financial statements of the Partnership for the 6 most recent fiscal years; and

                    (vi) The Partnership’s books and records for at least the current and past 3 fiscal years.

               (b) Right to Inspect. Each Limited Partner has the right, upon reasonable notice, upon request, to:

                    (i) Inspect and copy during normal business hours any of the Partnership records required to be maintained;

                    (ii) Obtain from the General Partner, promptly after becoming available, a copy of the Partnership’s federal, state, and local income tax or information returns for each year; and

                    (iii) Receive from the General Partner within 90 days after the end of each taxable year, the information necessary for the Partner to complete his, her, or its federal and state income tax or information returns.

          Section 5.8 Reports and Accountings.

          The Partnership’s tax and fiscal year will end on the 31st day of December of each year. The General Partner will cause an annual financial report to be sent to each Partner not later than 120 days after the close of each fiscal year. Limited Partners holding in the aggregate at least Fifty-one (51%) of the Percentage Interests then held by Limited Partners may make a written request to the General Partner for an income statement of the Partnership for the initial three-month, six-month, or nine- month period of any fiscal year ended not less than 30 days before or more than 395 days after the date of such request and a balance sheet as of the end of that period. Such statements must be delivered or mailed to the Limited Partners within 30 days after receipt of the request. All financial and tax information required to be prepared by the General Partner shall be prepared by a certified public accountant at Partnership expense.

ARTICLE SIX
ALLOCATIONS AND DISTRIBUTIONS

          Section 6.1 Allocations of Profits and Losses.

          Except as may otherwise be required by federal income tax laws (and then only for federal income tax purposes, and not for purposes of calculating Partnership capital accounts), net profits and losses of the Partnership will be allocated among the Partners in accordance with their Percentage Interests.

          Section 6.2 Allocations in Respect of Transferred Interests.

               (a) In General. If a Partner’s Percentage Interest is transferred, or is increased or decreased (by the admission of a new Partner or otherwise) during a fiscal year, each item of gain, loss, deduction, or credit of the Partnership for that fiscal year will be assigned to the specific date on which the item is realized, accrued, or incurred, and each Partner will be allocated his, her, or its respective share of the item based on his, her, or its Percentage Interest at the close of business on that date.

               (b) Accounting Rule. Notwithstanding subsection (a) of this Section 6.2, for purposes of accounting convenience, transfers, increases, and decreases in Percentage Interest and the incidence of gain, loss, deduction, or credit other than gain or loss attributable to sales or dispositions of Partnership assets, will be deemed to have occurred at the close of business on the last day of the calendar month in which such events actually occur.

               (c) Dispositions of Assets. Notwithstanding any other provision apparently to the contrary, gain or loss realized in connection with sales or other dispositions of Partnership assets will be allocated solely on the basis of Percentage Interests owned on the date of sale or disposition.

          Section 6.3 Distributions of Partnership Assets.

          Subject to restrictions under applicable law, or otherwise under this Agreement, the General Partner may elect from time to time to make distributions of cash deemed available, giving due regard to Partnership income, its debts and obligations then owing, and the need for reasonable reserves against debts and obligations coming due in the future. Distributions will be made in accordance with Percentage Interests to Partners (or their assignees) of record on the actual date of the distribution. Neither the Partnership nor any General Partner will incur any liability for making distributions in accordance with this provision.

          Section 6.4 Distributions in Kind.

          No Partner has the right to demand or receive distributions of property other than cash. No Partner may be compelled to receive an in-kind distribution, except on liquidation, and in no event may a Partner be required to accept an in-kind distribution in lieu of a proportionate share of cash being distributed to other Partners.

          Section 6.5 Return of Distributions.

          Except for distributions made in violation of this Agreement or applicable law, no Partner will be obligated to return any distribution to the Partnership or to pay the amount of any distribution for the account or a Partner or a creditor of the Partnership.

          Section 6.6 Tax Consequences of Allocations.

          The Partners understand and acknowledge that net profits allocated to them constitute taxable income and agree to report that income in accordance with the allocations contained in this Article for federal and state income tax purposes.

ARTICLE SEVEN
TRANSFER OF PARTNERSHIP INTERESTS

          Section 7.1 Transfer Defined.

          As used in this Article Seven with respect to a Partnership Interest, the term “transfer” refers to a transaction by which a Partner alters his, her, or its economic participation in a Partnership Interest and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, or any other disposition by law or otherwise. Transfer does not include a devise, bequest or other testamentary transfer or a transfer between shareholders of a corporation owning the Partnership Interest.

          Section 7.2 Assignment Prohibited.

          No Partnership Interest may be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article Seven, and any transfer or purported transfer of a Partnership Interest not made in accordance with this Article Seven will be effective only to the extent set forth in Section 7.7.

          Section 7.3 Additional Restrictions.

          Notwithstanding any other provision contained in this Agreement, no Partner may transfer his, her, or its Partnership interest in contravention of federal or state securities laws, or if the Percentage Interest to be transferred, when added to the total of all other Partnership Interests transferred in the preceding 12 calendar months, would cause a termination of the Partnership for federal income tax purposes, as determined by the General Partner.

          Section 7.4 Rights of Representatives.

          If a Partner who is a natural person dies, or is adjudged incompetent, the Partner’s executor, administrator, guardian, conservator, or legal representative may exercise the rights of the Partner under this Agreement for purposes of administering the Partner’s property or settling the Partner’s estate. If a Partner is a corporation, trust, or other entity, and is dissolved or terminated, the Partner’s legal successor or representative may exercise its rights. Nothing contained in this Section 7.4 will constitute any such executor, administrator, guardian, conservator, representative, or successor a Substituted Limited Partner, unless admitted as such pursuant to Section 7.6.

          Section 7.5 Transfer of General Partnership Interest.

               (a) Transfer Prohibited. The General Partner may not voluntarily resign, withdraw or transfer all or any portion of their interests as General Partner except as provided in this Section 7.5.

               (b) Requirements of Permitted Transfer. A General Partner seeking to resign, withdraw, or transfer its interest must so notify the Limited Partners. The notice must include the nature of the proposed transaction and the identity of the partly to whom the General Partner intends to transfer its Partnership Interest, and there must be attached to the notice, an opinion of the Partnership’s counsel that the resignation, withdrawal, or transfer will not subject the Partnership to federal income taxation as an association taxable as a corporation. To be valid under this Agreement, the transaction must be approved, either by vote or written consent of Limited Partners holding at least fifty percent (50%) of the Percentage Interests held by Limited Partners.

          Section 7.6 Transfer of Limited Partner’s Interest.

               (a) Right of First Refusal. A Limited Partner desiring to transfer all or any part of his, her, or its Partnership Interest (“Offering Partner”) must first offer it to the General Partner (“Offeree General Partner”) and to the Limited Partners (“Offeree Limited Partners”) as follows:

                    (i) The Offering Partner must deliver a written notice to the Partnership setting forth the Percentage Interest proposed to be transferred (“Offered Interest”), a description of the proposed transaction, and the name and address of the proposed transferee.

                    (ii) The Offeree General Partner will have forty-five (45) days after receipt of the Offering Notice to purchase not less than all of the Offered Interest on the terms set forth therein. If the Offeree General Partner fails or elects not to purchase the Offered Interest, the interest must then be offered to the Offeree Limited Partners, in proportion to their then ownership, for an additional period of forty five (45) days at the same price and terms. If all Offerees fail or elect not to purchase the interest, the Offering Partner may transfer the Offered Interest at any time within thirty (30) days after the expiration of the right of first refusal provided the transfer is on terms no less favorable to the Offering Partner than those set forth in the Offering Notice and otherwise complies with Section 7.3.

               (b) Substituted Limited Partner. The transferee of a Partnership Interest pursuant to the provisions of this Section 7.6 will be substituted in the place of the Offering Partner with all the rights and privileges of a Limited Partner of the Partnership (“Substituted Limited Partner”). Any other transferee of a Limited Partner may be admitted as a Substituted Limited Partner in the sole and unfettered discretion of the General Partner.

Section 7.7 Transfers in Violation of Agreement.

               (a) General Partner’s Interest. Any purported transfer of General Partner’s interest in contravention of Section 7.5 will be absolutely void, and will automatically result in the conversion of General Partner’s capital account into a non-interest bearing loan to the Partnership, subordinated to all other debts and obligations of the Partnership, due and payable only on termination of the Partnership as provided in Article Eight. The General Partner attempting the transfer will be deemed to have withdrawn as General Partner, and the Limited Partners, acting pursuant to Section 8.1(a), will elect whether to carry on the business of the Partnership by one or more substituted General Partners.

               (b) Limited Partner’s Interest. Purported transfer of a Limited Partner’s Partnership Interest in violation of Section 7.6 will constitute a transfer of the economic interest only. The purported transfer conveys only the purported transferor’s right to a share of the Partnership’s net profits and distributions and conveys no right to vote or exercise any other rights of a Limited Partner. Notwithstanding the foregoing, if the General Partner determines in its sole discretion that a purported transfer would result in a termination of the Partnership for federal income tax purposes, then the purported transfer is absolutely null and void and transfers nothing.

ARTICLE EIGHT
DISSOLUTION

          Section 8.1 Termination.

          The Partnership will not be dissolved by the admission of Substituted Limited Partners or additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. The Partnership will continue in effect until the Termination Date unless sooner terminated upon the occurrence of any one or more of the following events:

               (a) The passage of six (6) months after the insolvency or dissolution of the General Partner, unless Limited Partners holding a majority of the Percentage Interests elect to carry on the business pursuant to Section 4.4(b);

               (b) The sale of all or substantially all of the Partnership’s assets pursuant to the terms of this Agreement;

               (c) The affirmative vote of Limited Partners holding a majority of the Percentage Interests;

               (d) Termination pursuant to the TBOC or other applicable laws.

          Section 8.2 Winding Up of Partnership Affairs.

          On the occurrence of an event specified in Section 8.01, the General Partner other than those who caused the termination in violation of this Agreement, or if there is no such General Partner, a liquidator approved by Limited Partners holding a majority of the Percentage Interests owned by Limited Partners (the “Liquidator”) will liquidate the assets of the Partnership, and apply and distribute the proceeds of liquidation in the following order of priority (unless otherwise required by mandatory provisions of applicable law):

               (a) Payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law;

               (b) Creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

               (c) To the Partners in accordance with the positive balances in their respective Capital Accounts.

          Section 8.3 Distributions in Kind.

          Notwithstanding the provisions of Section 8.2, but subject to the order of priorities set forth therein, if, prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets (except those necessary to satisfy liabilities of the Partnership) or distribute to the Partners, in lieu of cash, either individually or as tenants in common such Partnership assets as the Liquidator deems unsuitable for liquidation. Any such distributions in kind may be made only with due regard to the fair market value of the assets at the date of distribution (determined by any reasonable valuation method) and only if, in the good-faith judgment of the Liquidator, distributions in kind are in the best interest of the Limited Partners.

          Section 8.4 Cancellation of Certificate of Limited Partnership.

          Upon completion of the distribution of Partnership cash and property as provided in Sections 8.2 and 8.3, the Partnership will be terminated and the Liquidator will cause a cancellation of the Certificate of Limited Partnership to be filed and will take any other actions necessary to terminate the Partnership under applicable law.

          Section 8.5 Return of Capital.

          The General Partner will not be personally liable for, and will have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return will be made solely from Partnership assets.

          Section 8.6 Waiver of Actions.

          Except as expressly provided in this Agreement, no Partner will take any voluntary action that would directly cause the dissolution of the Partnership. The Partners expressly acknowledge and agree that the provisions of this Agreement provide fair treatment of all parties and an equitable division of Partnership assets. Accordingly, except where the Liquidator fails to take the actions required by this Article, each Partner waives the right to initiate legal action for judicial dissolution, for partition of Partnership property, or for the appointment of a receiver or trustee to liquidate the business and assets of the Partnership.

ARTICLE NINE
MISCELLANEOUS

          Section 9.1 Entire Agreement.

          This Agreement, which includes the attached schedules and exhibits, and the Certificate contain the entire agreement and understanding among the Partners with respect to the subject matter hereof. Correspondence, memoranda or agreements, whether written or oral, originating before or contemporaneously with this Agreement are superseded by this Agreement except insofar as they are incorporated by reference. No representations or warranties other than those contained in this Agreement will be binding on the Partners or have any force or effect.

          Section 9.2 Amendment.

          This Agreement may be amended only by a document in writing approved and duly executed in accordance with the terms of this Agreement.

          Section 9.3 Representatives and Successors.

          This Agreement will be binding on and, to the extent set forth herein, will inure to the benefit of the executors, administrators, heirs, legal successors, and assigns of the Partners.

          Section 9.4 Parties in Interest.

          Except as expressly provided in this Agreement or in the TBOC, nothing contained herein is intended to confer any rights or remedies on any person not a party to this Agreement.

          Section 9.5 Applicable Law.

          This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and each Partner consents to the exclusive jurisdiction of state and federal courts sitting in Texas in any action arising under this Agreement or connected in any way with the Partnership. Each Partner also agrees that service of process by registered or certified mail, sent to his, her, or its address as specified in Section 9.8, will be sufficient to establish personal jurisdiction, and will constitute the functional equivalent of personal service within the State of Texas for that purpose.

          Section 9.6 Interpretation of Agreement.

               (a) In the event of a conflict regarding the interpretation of this Agreement, the Partners agree that no presumption or burden of proof or persuasion is to be implied from the fact that this Agreement was prepared by or on behalf of any Partner or counsel to any Partner.

               (b) Article and section headings are for reference only and are not a part of this Agreement.

               (c) Whenever the context requires, the masculine gender includes the feminine or neuter, the neuter includes both, singular includes plural, and plural includes singular.

               (d) If any provision contained in this Agreement or its application to any person is held by a court of competent jurisdiction to be unlawful, void, or for any reason unenforceable, the holding will in no way affect the validity of the remainder of this Agreement or its application to any other person or persons.

          Section 9.7 Additional Documents.

          Each Partner agrees to execute and deliver all additional documents and instruments and to take all additional acts as may be necessary or proper to effectuate the intent of this Agreement.

          Section 9.8 Counterparts.

          This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will together constitute one and the same Agreement.

          Section 9.9 Notices.

          All payments, notices, statements, or other instruments that the General Partner may be required or desire to deliver to the Partners in connection with this Agreement may be delivered to the Partners personally or may be mailed to each Partner at the address set forth in Schedule A, or such other address as the Partners may designate from time to time in writing.

          Section 9.10 Attorney Fees.

          In the event of any dispute among the Partners with reference to the Partnership or this Agreement, the prevailing party or parties will be entitled to recover from the other party or parties all reasonable fees, costs and expenses (including attorney fees) paid or incurred, whether the dispute is resolved through litigation, arbitration, or otherwise.

          Section 9.11 Remedies Cumulative.

          Except as otherwise specifically provided, the remedies provided in this Agreement are cumulative, and are not intended to exclude any other remedies available at law or in equity.

          Section 9.12 Time of the Essence.

          Time is of the essence of this Agreement.

          WITNESS the execution of this Agreement as of the date first above written.

GENERAL PARTNER

/s/ Matrix Partnership Management Corporation

Matrix Partnership Management Corporation

By:	/s/ Michael McCaskey

Michael McCaskey
Its Vice President/Secretary
7/26/11